Exhibit 99.1

ENERGY TRANSFER PARTNERS TO ACQUIRE SUSSER HOLDINGS

The first of a multi-step action plan for the overall retail business

Ultimate intention to create a stand-alone diversified retail business

Significant commercial/operational synergies

Benefits from future growth via built in drop downs and external opportunities

Transaction is accretive to DCF per unit for ETP while expected to be credit ratings neutral

Level of cash flow accretion is expected to increase as the overall action plan is executed

DALLAS - April 28, 2014 – Energy Transfer Partners, L.P. (NYSE:ETP) today announced that it has entered into a definitive merger agreement whereby ETP plans to acquire Susser Holdings Corporation (NYSE: SUSS) in a unit and cash transaction valued at a total consideration of approximately $1.8 billion. By acquiring Susser Holdings, ETP will own the general partner (GP) interest and the incentive distribution rights (IDRs) in Susser Petroleum Partners LP (NYSE: SUSP), approximately 11 million SUSP common units (representing approximately 50.2 % of SUSP’s outstanding units), and SUSS’ existing retail operations, consisting of 630 convenience store locations.

Under the terms of the merger agreement, which has been unanimously approved by the Boards of Directors of ETP and SUSS, the shareholders of Susser Holdings will have the option to elect to receive either $80.25 in cash or 1.4506 ETP common units, or a combination of both, for each share held. The shareholder election is subject to proration to ensure that aggregate cash paid and common units issued will each represent 50% of the aggregate merger consideration. Given the capital appreciation embedded in the stock price of Susser Holdings, the receipt of ETP units on a tax deferred basis should be attractive to long-term Susser shareholders.

ETP has entered into a support agreement with shareholders representing 10% of the outstanding Susser Holdings’ shares, pursuant to which such shareholders have agreed to vote their shares in favor of the merger and to elect to receive 100% ETP common units as their consideration, subject to the same pro ration as all other shareholders.

Susser Holdings has achieved a remarkable track record of sustained earnings growth and currently operates 630 retail convenience stores that sell either nationally or regionally branded gasoline or sell gasoline under the “Stripes” brand. Through these retail stores and its fuel distribution network, Susser Holdings is also one of the largest non-refiner suppliers of motor fuel in Texas with 1.6 billion gallons sold in 2013. The focus of Susser Holdings in Texas and its neighboring states has allowed it to capitalize on the strong Texas economy, as well as the demographic changes occurring in these markets.

“The combination with Energy Transfer Partners and Sunoco is the right next step for Susser Holdings and delivers significant value for Susser Holdings shareholders. This transaction also enables our shareholders who elect ETP units to participate in the future growth of the retail business.” said Sam L. Susser, Chairman and CEO of Susser.

Bob Owens, CEO and President of Sunoco, Inc. added, “The combination of Susser and our Sunoco retail business creates a platform to build a best in class and unique business that is well diversified by both geography and product lines.”

The addition of Susser to the Sunoco network of more than 5,000 retail stores, primarily on the East Coast, broadens Sunoco’s geographic footprint by giving it an exceptional base in Texas and the surrounding states. The pro-forma business will have tremendous fuel and retail capabilities that are expected to generate sustained earnings growth over time.

Overall, synergy opportunities are expected to exceed $70 million annually from fuel, merchandising and improved “buying power” reflecting economies of scale. Those commercial and operational synergies are expected to be realized within 6 - 12 months post-closing. Additional savings are likely as systems and processes from both businesses are consolidated.

Multi-Step Action Plan

Our overall retail business strategy is expected to take place in several steps. The first step is for ETP to acquire SUSS and on closing, to migrate the SUSP GP/IDRs directly to ETP.

Post-closing, it is ETP’s intention to drop down to SUSP, in a synchronized series of drop downs, all of the combined retail businesses. The consideration for the drop downs is expected to be a combination of SUSP units and cash. The cash proceeds to ETP from drop downs will provide for further deleveraging and capital for new growth. This drop down plan also establishes a means to allow ETP to completely segregate the combined retail business into SUSP, with its own access to capital and balance sheet. Any drop downs would require approvals of the Board of Directors of SUSP and ETP.

In addition to the drop downs, ETP expects the SUSP IDR cash flow it receives to continue to grow as SUSP cash flows grow through organic growth, acquisitions and expected synergies. ETP then anticipates that it would propose to Energy Transfer Equity, L.P. (NYSE: ETE) that ETP transfer to ETE the GP/IDRs of SUSP in exchange for ETP units currently held by ETE. Any transfer of the GP/IDRs of SUSP to ETE in exchange for ETP units held by ETE would be subject to the approval of the Board of Directors of each of ETE and ETP.

Strategic Rationale

•	The creation of a strong and diversified stand-alone retail business that provides significant value and synergy opportunities and a platform for future growth.

•	The anticipated Sunoco and SUSS drop downs into SUSP gives the overall retail business its own identity, tremendous scale, geographic and cash flow diversification, while eventually separating it from ETP.

•	Transaction is immediately accretive to distributable cash flow for ETP and is expected to be credit ratings neutral.

•	Each additional step in the overall action plan is expected to be incrementally cash flow accretive to ETP.

Integration

Bob Owens, President and Chief Executive Officer of Sunoco, Inc. will serve as the President and CEO of the combined businesses, reporting to Kelcy Warren, Chairman and CEO of ETP. Sam L. Susser will continue as Chairman of SUSP.

The management team will combine members from both organizations to prepare for and execute the integration of the combined businesses.

Other Transaction Details

The transaction has been unanimously approved by the Board of Directors of each ETP and Susser Holdings and is expected to close in the third quarter of 2014, subject to approval of the shareholders of Susser Holdings and customary regulatory approvals.

SUSP will continue to be traded on the New York Stock Exchange (NYSE) as a separate publicly traded master limited partnership (MLP) and maintain its current headquarters in Houston, Texas.

In conjunction with the transaction, ETE has agreed to relinquish its right to $35 million of annual incentive distributions from ETP to which it would otherwise be entitled. Such relinquishment will continue for a period ending on the earlier of 10 years or the date of the exchange of the SUSP GP/IDRs to ETE.

Advisors

Barclays and Credit Suisse acted as financial advisors, Morgan Stanley & Co. LLC delivered a fairness opinion to the Board of ETP. Vinson & Elkins acted as legal counsel to ETP, and Bingham McCutchen acted as tax counsel to ETP. BofA Merrill Lynch acted as financial advisor and Gibson, Dunn & Crutcher LLP acted as legal counsel to Susser.

Conference Call Details

Energy Transfer and Susser will hold a joint conference call to discuss the merger April 28, 2014 at 8:00a.m., Central Time (9:00a.m., Eastern Time).

The dial-in number for the call is (800) 510-0146 in the United States, or +1(617) 614-3449 outside the United States, passcode 29204479. A live webcast of the call may be accessed on the investor relations page of Energy Transfer’s website at www.energytransfer.com or Sussers’s website at www.susser.com. The call will be available for replay from 04/28/2014 1:00p.m., Central Time – 05/05/2014 11:59p.m., Central Time by dialing (888) 286-8010, passcode 61684778. A replay of the broadcast will also be available on Energy Transfer’s and Susser’s websites.

Additional Information

In connection with the transaction, ETP and SUSS will file a joint proxy statement / prospectus and other documents with the SEC. Investors and security holders are urged to carefully read the definitive joint proxy statement / prospectus when it becomes available because it will contain important information regarding ETP, SUSS, and the transaction.

A definitive joint proxy statement / prospectus will be sent to stockholders of Susser seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive joint proxy statement / prospectus (when available) and other documents filed by ETP and SUSS with the SEC at the SEC’s website, www.sec.gov. The definitive joint proxy statement / prospectus (when available) and such other documents relating to ETP may also be obtained free of charge by directing a request to Energy Transfer Partners, L.P., Attn: Investor Relations, 3738 Oak Lawn Avenue, Dallas, Texas 75219, or from ETP’s website, www.energytransfer.com. The definitive joint proxy statement / prospectus (when available) and such other documents relating to SUSS may also be obtained free of charge by directing a request to Susser Holdings Corporation, Attn: Investor Relations, 4525 Ayers St. Corpus Christi, Texas 78415, or from SUSS’s website, www.susser.com.

ETP, SUSS and their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information regarding directors and executive officers of ETE’s general partner is contained in ETE’s Form 10-K for the year ended December 31, 2013, which has been filed with the SEC. Information regarding directors and executive officers of ETP’s general partner is contained in ETP’s Form 10-K for the year ended December 31, 2013, which has been filed with the SEC. Information regarding Susser’s directors and executive officers is contained in Susser’s definitive proxy statement dated April 14, 2014, which is filed with the SEC. A more complete description will be available in the registration statement and the proxy statement/prospectus.

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently owns and operates approximately 35,000 miles of natural gas and natural gas liquids pipelines. ETP owns 100% of Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Sunoco, Inc., and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 33.5 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.

Susser Holdings Corporation (NYSE: SUSS) is a third-generation family led business based in Corpus Christi, Texas that operates 630 convenience stores in Texas, New Mexico and Oklahoma, with 583 under the Stripes® banner and 47 under the Sac-N-Pac banner. Restaurant service is available in approximately 400 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP. For more information, visit the Susser Holdings Corporation website at www.susser.com.

Susser Petroleum Partners LP (NYSE: SUSP) distributes approximately 1.6 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control , including the ability to consummate the proposed transaction; the ability to obtain the requisite regulatory approvals, Susser shareholder approval and the satisfaction of other conditions to consummation of the transaction; the ability of ETP to successfully integrate Susser’s operations and employees; the ability to realize anticipated synergies and cost savings; the potential impact of announcement of the transaction or consummation of the transaction on relationships, including with employees, suppliers, customers and competitors; and the ability to achieve revenue growth. An extensive list of factors that can affect future results are discussed in ETP’s Annual Reports on Form 10-K and other documents filed from time to time with the SEC Commission. The Partnerships undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts

Energy Transfer:

              Investor Relations:

              Brent Ratliff

              214-981-0700 (office)

              Media Relations:

              Vicki Granado

              214-498-9272 (cell)

Susser Holdings Corporation:

              Investor Relations:

              Executive Vice President, Chief Financial Officer

              Mary E. Sullivan

              361-693-3743 (office)

              Executive Vice President & General Counsel

              E.V. (Chip) Bonner, Jr.

              361-693-3735 (office)